STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the
undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Buffalo Funds

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

Delaware Corporation Organizers, Inc. 1201 N. Market St., 18th Floor P.O. Box 1347 Wilmington, Delaware 19801
[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective Upon filing .

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the         21st         day of July             , 2016 A.D.

By: /s/ Joseph Neuberger
Trustee

Name: Joseph Neuberger
Type or Print